UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 27, 2015

Crossroads Systems, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-15331	74-2846643
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

11000 North Mo-Pac Expressway #150, Austin, Texas	78759
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (512) 349-0300

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On October 27, 2015, Crossroads Systems, Inc. (the “Company”) entered into an investment agreement (the “Agreement”) with TQ Zeta LLC and Intrepidus Holdings LLC (collectively, the “Investors”). TQ Zeta LLC is an affiliate of Techquity, an Austin, Texas based Intellectual Property investment firm specializing in advancing innovation through patent commercialization and monetization. Pursuant to the Agreement, the Investors have paid $10 million (the “Investment Amount”) to the Company, to be used by the Company for the repayment of outstanding indebtedness obligations to CF DB EZ LLC (as assignee of Fortress Credit Co. LLC) in the approximate amount of $2.7 million and the payment of certain permitted expenses related to the Company’s legal, licensing and other expenses related to the Company’s ’972 patent family, among other things, including without limitation the patent infringement litigation (the “Patent Litigation”) against Cisco Systems, Inc., Dot Hill Systems Corp. or its successor, NetApp, Inc., Oracle Corporation, and Quantum Corporation (collectively, the “Litigation Defendants”). In consideration for the Investment Amount, the Company has agreed to pay the Investors a portion of any cash or other property received by the Company from the licensing of its ’972 patents, settlement or judicial awards of or arising from the Patent Litigation or any other monetization of the ’972 patents, less legal contingency fees and certain related legal expenses (the “Net Cash Proceeds”). Additionally, the proceeds from certain change of control transactions involving any of the Litigation Defendants will also be considered Net Cash Proceeds as described in the Investment Agreement. The Company shall pay to the Investors in the aggregate a fixed percentage payment of any Net Cash Proceeds received as follows: (i) 52% of the first $20 million of Net Cash Proceeds; (ii) 40% of Net Cash Proceeds above $20 million and up to $100 million; and (iii) 12% of Net Cash Proceeds above $100 million.

Pursuant to the terms of the Agreement, the Company has retained the right, in its sole discretion, to determine whether to settle, resolve or abandon the Patent Litigation, to determine the terms and conditions of any such settlement, resolution or abandonment and to determine which parties to pursue in the Patent Litigation. The Agreement contains customary representations, warranties and covenants of the parties. In addition, in the event that by the latest termination date of the Company’s current inter partes review proceedings there is not at least one lawsuit with assertable patent claims remaining, the Agreement allows an Investor to make an early termination election to request the return of any remaining funds to such Investor in accordance with its participation percentage.

Item 8.01	Other Events.

On November 2, 2015, the Company issued a press release announcing the $10 million investment, which is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

99.1	Press Release, dated November 2, 2015.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

November 2, 2015	CROSSROADS SYSTEMS, INC.

	By:	/s/ Jennifer Crane
		Name:	Jennifer Crane
		Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release, dated November 2, 2015.